Exhibit 99.1

OSG                                                                                                                               Press Release

Overseas Shipholding Group, Inc.

For Immediate Release
Jennifer L. Schlueter, VP Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212 578 1634
Email: jschlueter@osg.com

OVERSEAS SHIPHOLDING GROUP ANNOUNCES
VESSEL SALES AND NEW CHARTER-IN COMMITMENTS

New York, NY - June 28, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that it has agreed to sell two of its oldest Aframaxes (the 1993-built Overseas Keymar and the 1994-built Pacific Sapphire) and one of its oldest VLCCs (the 1996-built Majestic Unity) for net proceeds of approximately $168 million. The proceeds will be used to fund the recently announced newbuild program of four Aframax tankers that are being built at the New Times Shipbuilding Co., Ltd. shipyard in Jinjiang, China. The new 114,000 dwt 44-meter beam Aframaxes are larger, faster and have a lower daily operating cost than the older vessels sold. The closings of the sales of these vessels are subject to the satisfaction of standard vessel sale closing conditions. Delivery of the tankers to their new owners is expected to occur between the middle of July 2006 and the middle of August 2006. OSG expects to realize a net gain of approximately $40 million from these sales.

Separately, OSG chartered-in two 2003-built Aframaxes, the Phoenix Alpha and the Phoenix Beta, each for three-year periods. OSG has a 30 percent interest in these modern vessels, both of which trade in the Aframax International pool, which were delivered late in the second quarter.

The tanker sales and fleet additions are part of OSG's ongoing active asset management and fleet modernization programs. The Company's newbuild program includes 26 vessels across its crude, products, U.S. Flag and gas segments, which are scheduled for delivery between late 2006 and 2010. In addition, the Company has capitalized on the strong second-hand tanker market and has generated net proceeds of approximately $942 million on vessels that have either been sold or sold and leased-back since January 2005, including the sale of the tankers announced today. Giving effect to these tanker sales, the average ages of OSG's owned VLCC and Aframax fleets would have been 5.6 years and 7.4 years, respectively, well-below the average ages of the VLCC and Aframax world fleets, which were 8.4 years and 8.9 years, respectively, as of April 1, 2006.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 117 vessels, aggregating 13.0 million dwt and 865,000 cbm, before the three vessel sales referred to in this press release. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, the Company is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in New York, Athens, London, Newcastle and Singapore. More information is available at www.osg.com.

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